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                                                                   EXHIBIT 23(a)


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
CanArgo Energy Corporation
St Peter Port, Guernsey, British Isles

We have audited the accompanying consolidated balance sheet of CanArgo Energy Corporation as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CanArgo Energy Corporation as of December 31, 2003, and the consolidated results of operations, changes in stockholders' equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

L J SOLDINGER ASSOCIATES LLC

Deer Park, Illinois, USA
March 11, 2004